Exhibit 99.1

NEWS

AT FINANCIAL RELATIONS BOARD: Victoria Baker Investor/Media Inquiries 703-796-1798

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 27, 2008

DuPont Fabros Technology, Inc. Closes $100 Million Secured Loan, Suspends Santa

Clara Development and Reports Leasing Activity

Washington, DC – October 27, 2008 – DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that the Company closed on a $100 million secured loan with a syndicate of lenders led by KeyBank National Association. The loan has a three-year term with a one-year extension at a floating rate of LIBOR plus 3.50% (4.0% in the extension period) and includes quarterly principal payments of $500,000. The loan is secured by the Company’s newly constructed ACC4 prototype data center asset in Ashburn, Virginia, which is currently 87.5% leased. The loan includes an accordion feature that allows new lenders to join the existing bank syndicate to increase the amount of the loan up to $250 million over the next 18 months. Proceeds from the new loan will be used to fund the projects under development. The Company has no debt maturities due until December 2010 assuming the Company is able to exercise one-year extension options, which are subject to financial covenants which would be required to be met.

“We are very pleased to have secured this loan in a very difficult credit environment when capital is simply not readily available,” stated Hossein Fateh, the Company’s President and CEO. “While the financing is less than the planned $300 to $400 million, it is an accomplishment considering the times. We are actively seeking other lenders for the syndicate. In addition, we are negotiating mezzanine financing on ACC4 and exploring other financing alternatives to obtain the shortfall in the originally planned $300 to $400 million. While no assurances can be made, our goal is to obtain additional proceeds before year-end.”

Development Update

In August 2008, the Company commenced construction on a $270 million wholesale data center in Santa Clara, California, based on the expectation of higher loan proceeds from ACC4. Due to the level of loan proceeds obtained, development at the Santa Clara site has been temporarily suspended.

Development of ACC5 in Ashburn, Virginia and NJ1 in Piscataway, New Jersey are progressing. The Company expects to complete both developments as planned assuming additional loan proceeds are obtained.

Leasing Update

The Company recently signed two leases totaling approximately 1.0 megawatts of critical load and comprising 5,480 of raised square feet. The first lease, executed in September 2008, is for 0.6 megawatts of critical load in ACC4. The second lease, executed in October 2008, is for 0.4 megawatts of critical load in the Company’s CH1 facility located in Elk Grove Village, Illinois. The tenants for both leases are Internet companies that have not previously leased space from the Company.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a real estate investment trust (REIT) and leading owner, developer, operator and manager of wholesale data centers. The Company’s data centers are highly specialized, secure facilities used primarily by national and international technology companies to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology is headquartered in Washington, DC. For more information please visit www.dft.com.

Forward-Looking Statements Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters described in these forward-looking statements describe expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the risk that the Company may be unable to obtain financing on favorable terms, the risks commonly associated with construction and development of new facilities, risks relating to compliance with permitting, zoning, land-use and environmental requirements, the risk related to leasing space to tenants in our data centers, and the risk that the Company may not be able to maintain its qualification as a REIT for federal tax purposes. The periodic reports that the Company files with the

Securities and Exchange Commission, as well as the annual report on Form 10-K, contain detailed descriptions of these and many other risks to which the Company is subject. Because of those risks, the Company’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

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